Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

Exhibit 4.83

Parternship Agreement

for

Shouchuang Caifu Ninetowns (Tianjin)

Equity Investment Fund Partnership

(Limited Partnership)

2011

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

Contents

1. Definitions	3
2. Limited Partnership	5
3. Total Subscribed Contributions of the Partners and the Respective Contributions of the Partners	8
4. General Partners	9
5. Limited Partners	11
6. Joining in Partnership	13
7. Delegated Management	13
8. Profit Distribution and Loss Sharing	13
9. Accounting and Reporting	14
10. Implementation of Partnership Affairs	15
11. Transfer of Interests	15
12. Dissolution and Liquidation	17
13. Force Majeure	18
14. Dispute Resolution	19
15. Miscellaneous	19
Annex: List of Names, Domiciles and Subscribed Contributions of Partners	23

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

Shouchuang Caifu Ninetowns (Tianjin) Equity Investment

Fund Partnership (Limited Partnership)

Partnership Agreement

THIS PARTNERSHIP AGREEMENT (this “Agreement”) is entered into by and among Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd., as a “General Partner”; and Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership and Beijing Ronghe Zhihui Network Software Services Co., Ltd., as “Limited Partners”.

The General Partner and Limited Partners are hereinafter collectively referred to as the “Parties” or the “Partners”.

WHEREAS,

1.	Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd. has been duly incorporated in accordance with the Partnership Enterprise Law of the People’s Republic of China.

2.	Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership has been duly incorporated in accordance with the Partnership Enterprise Law of the People’s Republic of China.

3.	Beijing Ronghe Zhihui Network Software Services Co., Ltd. has been duly incorporated in accordance with the Company Law.

4.	The Parties intend to, as promoters, set up a Limited Partnership to carry on the investment business in accordance with the Partnership Enterprise Law, upon the terms and subject to the conditions as set forth herein.

NOW, THEREFORE, the Parties agree to be bound by the following terms and conditions:

1.	Definitions

1.1	In this Agreement, except as otherwise required by the context, the following terms shall have the meanings as ascribed to them in this Article:

1.1.1 “Agreement” means Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership (Limited Partnership) as well as the amendments or modified versions adopted through appropriate procedures.

1.1.2 “Partnership/Limited Partnership/Limited Partnership Fund” means Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership (Limited Partnership) which is jointly established by the Parties hereto in accordance with Partnership Enterprise Law and applicable laws and regulations as well as the provisions hereof. This Partnership is a Limited Partnership.

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

1.1.3 “Person” means any natural person, partnership, corporation or other legal or economic entity.

1.1.4 “Management Team” means the management team of the General Partner.

1.1.5 “Partnership Expenses” mean the expenditure to be borne by the Partnership itself.

1.1.6 “General Partner” means Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd. or serves as a generic term for any general partner newly joining in the Partnership in accordance with the provisions hereof.

1.1.7 “Shouchuang Huaxia” means Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd..

1.1.8 “Limited Partners” means Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership and Beijing Ronghe Zhihui Network Software Services Co., Ltd. and serve as a generic term of the Partners who receive the interests in the Partnership held by Limited Partners, join in the Partnership or convert into Limited Partners from General Partners in accordance with the provisions hereof.

1.1.9 “Shouchuang Gengyin” means Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership.

1.1.10 “Ninetowns Ronghe Zhihui” means Beijing Ronghe Zhihui Network Software Services Co., Ltd.

1.1.11 “Partner” means General Partners and Limited Partners, except as otherwise indicated.

1.1.12 “Shouchuang Caifu Ninetowns Fund” means Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership (Limited Partnership), subject to the name registered and approved by competent administration for industry and commerce. Shouchuang Huaxia will subscribe for the General Partnership shares of Shouchuang Caifu Ninetowns Fund in the capacity of a General Partner, while Shouchuang Gengyin and Ninetowns Ronghe Zhihui will subscribe for the Limited Partnership shares of Shouchuang Caifu Ninetowns Fund in the capacity of Limited Partners.

1.1.13 “Project Company” means Binzhou Ruichen Real Estate Development Co., Ltd., in which Shouchuang Caifu Ninetowns Fund will make investments by legal means.

1.1.14 “Subscribed Capital Contribution” means the contribution amount a certain partner undertakes to pay the Partnership.

1.1.15 “Total Subscribed Capital Contribution” means the total contribution amount that the Partners undertake to pay the Partnership.

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

1.1.16 “Actual Capital Contribution” means the contribution amount that a certain partner actually pays to the Partnership according to the provisions hereof.

1.1.17 “Actual Total Capital Contribution” means the total contribution amount that the Partners actually pay to the Partnership according to the provisions hereof.

1.1.18 “Partnership Interests” means the interests in the Partnership that the Partners are entitled to according to the provisions hereof. In the case of Limited Partners, such Partnership Interests mean the property shares that the relevant partners have in the Partnership based on their respective actual contribution amounts, including the rights to recover the cost of investment and receive profit distribution; in the case of General Partners, besides the property shares enjoyed based on the actual contribution amounts, such Partnership Interests shall also include: (1) rights to carry out and manage partnership affairs as well as receiving the interests related thereto, (2) rights to recover cost of investment and receive profit distribution.

1.1.19 “Investment Income” means the sum of various earnings acquired by the Partnership by making investments within its business scope.

1.1.20 “Distributable Funds” mean the portion of investment income of the Partnership remaining after the deduction of the Partnership Expenses, the taxes and fees payable by the Partnership as well as other necessary expenditure (if any).

1.1.21 “Custody Agreement” means the agreement entered into between the Partnership and the Chinese-funded commercial bank determined by this Agreement or replaced subject to the consent of the General Partners with respect to the fund custody of the Partnership.

1.1.22 “Breaching Partner” means any partner recognized as a “breaching partner” for breaching the provisions hereof.

1.1.23 “Non-breaching Partner” means any partner that has no record of breaching the provisions hereof.

1.1.24 “Working Day” means any date other than a Chinese legal holiday and rest day.

1.1.25 “RMB” means Renminbi Yuan, unless otherwise specifically indicated.

1.2 Headings

The headings contained herein are only inserted for convenience of reference and shall in no way define, restrict or expand the scope of this Agreement and the clauses hereof.

2. Limited Partnership

2.1	Establishment

2.1.1 Shouchuang Huaxia and Shouchuang Gengyin agree to jointly set up a Limited Partnership in accordance with the Partnership Enterprise Law and the terms and conditions provided herein.

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

2.1.2 The Parties agree and undertake that they will execute all such documents and perform all such procedures as may be necessary for the registration of the Partnership. The date of issuance of the business license of the Partnership shall be the date of establishment of the Partnership, namely, the date of incorporation of the Partnership.

2.2 Purpose

The Partnership will invest in the Project Company by legal means upon its establishment; the Project Company will mainly engage in the “Xin He Hao Yuan” Project located in Binzhou, Shandong Province.

2.3 Business Scope

The main business scope of the Partnership includes: making investments in unlisted enterprises, investing in the non-publicly offered shares of listed companies and providing relevant consulting services. The business scope of the Partnership shall be the business scope ultimately approved and registered by competent business registration authorities.

2.4 Operation Principles of the Partnership

Subject to the unanimous consent of the Partners, the Partnership may not assume any liabilities to outside parties in the course of its operation.

2.5 Principal Place of Business

The principal place of business of the Partnership is: Suite AG319, 3/F, No.6 Building, Binhai Financial Street, 52 West Xincheng Road, Tianjin Economic-Technological Development Area.

2.6 Duration

The duration of the Partnership is 10 years, commencing from the date of the establishment of the Partnership. The date of issuance of the business license of the Partnership will be deemed as the date of its establishment. Subject to the unanimous consent of the Partners or if any cause for the dissolution and termination of the Partnership agreed herein arises, the duration of the Partnership may be shortened or extended.

2.7 Partners

2.7.1 Shouchuang Huaxia, as a General Partner, has its domicile located at Suite 257, Yujiapu Financial District Service Center, No. 2-1 Shuixian Road, Binhai New Area, Tianjin.

2.7.2 Shouchuang Gengyin, as a Limited Partner, has its domicile located at Suite 286, Yujiapu Financial District Service Center, No. 2-1 Shuixian Road, Tanggu District, Binhai New Area, Tianjin.

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

2.7.3 Ninetowns Ronghe Zhihui, a Limited Partner, has its domicile located at Suite 181, Tower B, 18 West Ring South Road, Beijing Economic-Technological Development Area, Beijing

2.8 Register of Partners

Following the incorporation of the Partnership, the General Partner shall put a register of partners at its premises, showing the names, domiciles, Subscribed Capital Contributions, Actual Capital Contributions of respective partners as well as other information the General Partner deems necessary; the General Partner shall timely update the register of partners based on the changes in the above information.

2.9 Partnership Expenses

2.9.1 The expenses to be borne by the Partnership include the following expenses in connection with its establishment, operation, termination, dissolution or liquidation:

(1)	Organization expenses;

(2)	Expenses of the financial statements and reports of the Partnership, including costs of making, printing and sending;

(3)	Taxes, fees and other expenses imposed by governmental departments on the Partnership, or on the income or assets of the Partnership, or on the transactions or operations of the Partnership;

(4)	Custody fees;

(5)	Litigation fees and arbitration fees; and

(6)	Expenditure of the management team of the Partnership (including salaries, bonuses, benefits and other expenses)

(7)	Workplace rent and expenses of office facilities in connection with the management of the Partnership;

(8)	Other daily operating expenses;

(9)	Other expenses that are not listed in the above items but shall be borne by the Partnership.

2.9.2 Organization expenses refer to the expenses related to the organization and establishment of the Partnership, including expenses for preparatory work, legal, accounting and other professional consulting fees, and so on.

2.9.3 Prior to the establishment of the Partnership, those expenses including organization expenses advanced by any partner or its affiliates or other third parties (if any) shall be timely reimbursed or refunded by the Partnership when the payment conditions are met following the establishment of the Partnership.

2.9.4 The Partnership Expenses will be paid by the Partnership, unless otherwise specified herein.

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

3. Total Subscribed Contributions of the Partners and the Respective Contributions of the Partners

3.1 Contributions

3.1.1 The total Subscribed Capital Contribution of the Partnership is RMB one hundred and ten million (110,000,000), and the Subscribed Capital Contributions of the respective partners are listed in the Annex.

3.1.2 At the time of the establishment of the Partnership, Shouchuang Huaxia, as a General Partner, will subscribe for RMB ten million (10,000,000.00) in cash and hold 9.09% of the property shares of the Partnership. If the Partnership subsequently accepts any new General Partner, the specific proportion will then be determined by relevant parties through consultation.

3.1.3 At the time of the establishment of the Partnership, Shouchuang Gengyin, as a Limited Partnership, will subscribe for RMB ten million (10,000,000.00) in cash and hold 9.09% of the property shares of the Partnership. If any Limited Partner of the Partnership subsequently transfers its property shares of the Partnership, a new partner joins in the Partnership or the General Partner coverts into a Limited Partner, the specific proportion will then be determined by relevant parties through consultation.

3.1.4 At the time of the establishment of the Partnership, Ninetowns Ronghe Zhihui, as a Limited Partner, will subscribe for RMB ninety million (90,000,000.00) and hold 81.82% of property shares of the Partnership. If any Limited Partner of the Partnership subsequently transfers its property shares of the Partnership, a new partner join in the Partnership or the General Partner coverts into a Limited Partner, the specific proportion will then be determined by relevant parties through consultation.

3.1.5 Following the establishment of the Partnership, if it accepts any new Limited Partner, the General Partner shall be entitled to determine the limit of the contributions subscribed by the new Limited Partner for joining in the Partnership.

3.2 Method of Contribution

Except as otherwise agreed herein, the Partners shall make contributions in monetary form.

3.3 Payment of Contributions

3.3.1 Shouchuang Huaxia, as a General Partner, shall actually pay its subscribed contribution amount of RMB ten million (10,000,000.00) prior to December 31, 2012, Shouchuang Gengyin, as a Limited Partner, shall actually pay its subscribed contribution amount of RMB ten million (10,000,000.00) prior to October 31, 2011, Beijing Ninetowns, as a Limited Partner, shall actually pay RMB fifty-three million (53,000,000.00) prior to October 31, 2011, and the remaining subscribed amount shall be fully paid prior to October 31, 2013.

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

3.3.2 With respect to the breach of any partner in making contributions, other partners may independently decide to take the following actions from a perspective favorable to the Partnership:

(1)	Directly initiating legal proceedings to claim the following sums against the breaching partner: 1) outstanding contribution amount; 2) liquidated damages for failure to make contributions timely which is calculated at one thousandth of the overdue contribution amount as of the date when the payment is received; and 3) all the expenses, including reasonable attorney’s fees, which are incurred by the Partnership due to litigations and other judicial proceedings.

(2)	Exempting the breaching partner from the obligations and rights to pay all the subsequent contributions including the installment when the partner fails to make contributions, subtracting such exempt portion from the initial total Subscribed Capital Contribution of the Partnership, and urging the partner implementing the partnership affairs to handle the registration procedures for changes in Subscribed Capital Contributions with relevant industrial and commercial departments.

(3)	Entering into a composition plan other than the accountability methods specified herein with the breaching partner with respect to the investigation of the liability for breach.

4. General Partners

4.1 Unlimited Liability

General Partners shall bear unlimited joint and several liability towards the debts of the Partnership.

4.2 Partners Implementing Partnership Affairs

General Partners shall serve as the Partners implementing the affairs of the Partnership and will not charge any management fees for doing so.

4.3 Representatives Delegated by the Partners Implementing Partnership Affairs

4.3.1 Partners implementing partnership affairs shall designate their delegated representatives according to applicable laws and regulations to be in charge of the specific implementation of partnership affairs. The Partners implementing partnership affairs shall ensure that their delegated representatives will independently carry out the affairs of the Partnership and comply with the stipulations of this Agreement.

4.3.2 Partners implementing partnership affairs may change their delegated representatives based on the actual conditions, but shall go through corresponding registration procedures for business changes according to relevant provisions and shall notify all the Limited Partners in writing in a timely manner.

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

4.4 Authority

4.4.1 As the Partners implementing partnership affairs, the General Partners shall have the right to implement the affairs of the Partnership pursuant to the Partnership Enterprise Law and the provisions hereof. Their authority includes but not limited to:

(1)	Implementing the investment and other business of the Partnership;

(2)	Managing and maintaining the assets of the Partnership;

(3)	Taking all the actions necessary for enabling the Partnership to exist lawfully and perform operation activities in the capacity of a partnership;

(4)	Opening, maintaining and cancelling the bank accounts and securities accounts of the Partnership and issuing checks and other payment vouchers;

(5)	Retaining professionals, intermediary and consulting agencies to provide services to the Partnership;

(6)	Entering into the Custody Agreement;

(7)	Deciding to bring or participate in litigation or arbitration in the interests of the Partnership; conducting compromise or composition with the other party to a dispute in order to settle the dispute between the Partnership and any third party; taking all possible actions to safeguard the safety of the property of the Partnership and minimize the risks that might be brought to the Partnership, General Partners and the property thereof due to the business activities of the Partnership;

(8)	Handling the affairs of the Partnership in connection with taxes in accordance with national tax administration regulations;

(9)	Taking other actions necessary for fulfilling the purpose of partnership, maintaining or striving for the legitimate interests of the Partnership;

(10)	Deciding the audit agency (if necessary) of the annual financial statements of the Partnership, the evaluation agency needed for the evaluation of the property of the Partnership or other intermediary agencies;

(11)	Deciding the premature termination or extension of the duration of the Partnership;

(12)	Approving the transfer by any Limited Partner of its property shares in the Partnership;

(13)	Approving any Limited Partner’s increase or reduction in its capital contributions to the Partnership;

(14)	Approving the withdrawal of any Limited Partner;

(15)	Approving and accepting new Limited Partner.

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

4.5 Handling Methods for Breaches

General Partners shall seek for the best interests of the Partnership by adhering to the principle of good faith. In case the Partnership or any Limited Partner suffers damages or assumes any debt or liability due to the intentional misconduct or gross negligence of the General Partners or their performance of duties beyond the authorization scope of the Partnership, the General Partners shall assume liability for compensation towards the Partnership and such Limited Partner.

4.6 Limitation of Liability

Except for intentional misconduct or gross negligence, the General Partners shall not be liable for the losses caused to the Partnership or any Limited Partner due to their acts or omissions.

4.7 Property Rights of General Partners

General Partners shall have the same property rights as the Limited Partners with respect to the contribution amounts subscribed by the General Partners, except where such rights are otherwise distributed as agreed in Article 8 hereof or pursuant to other agreement among the partners.

4.8 Withdrawal of General Partners

4.8.1 General Partners hereby undertake that, unless otherwise expressly agreed herein, General Partners will consistently perform their duties hereunder prior to the dissolution or liquidation of the Partnership in accordance with the provisions hereof; prior to the dissolution or liquidation of the Partnership, General Partners will not require withdrawal, nor will they transfer the interests they held in the Partnership; moreover, they will not take any action to effect such dissolution or termination on their own initiative.

4.8.2 When any of the following circumstances occurs to the General Partners, they will be deemed to withdraw naturally:

(1)	Their business licenses are revoked, or they are ordered to close down or declared bankrupt;

(2)	There arise other circumstances where the General Partners are deemed to withdraw naturally, in accordance with the provisions of the Partnership Enterprise Law applicable to General Partners.

4.8.3 Where a General Partner withdraws from the Partnership pursuant to the stipulations of Article 4.8 hereof, such General Partner shall assume unlimited joint and several liability towards the debts of Partnership due to any cause arising prior to its withdrawal.

5. Limited Partners

5.1 Limited Liability

Limited Partners shall assume liabilities towards the debts of the Partnership subject to their Subscribed Capital Contributions.

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

5.2 Not Allowed to Implement Affairs of the Partnership

Limited Partners may not implement the affairs of the Partnership, nor may they represent the Partnership.

5.3 Representations and Warranties of Limited Partners

(1)	They are entities that are legally incorporated and validly existing;

(2)	Their execution of this Agreement will not result in a violation of applicable laws and regulations, their articles of association (if applicable), any regulations legally binding upon them or obligations under other agreements;

(3)	They understand the risks that might be borne by them for joining in this Partnership and are able to bear such risks;

(4)	They decide to join in this Partnership according to their own will and judgment, and they subscribe for the capital contributions to the Partnership not in reliance upon the legal, investment, tax and other suggestions provided by the General Partners or the Management Team;

(5)	They have carefully read and understood the exact meanings of the clauses hereof and there is no gross misunderstanding;

(6)	The sources of the contributions they make to the Partnership are lawful;

(7)	The materials or information in connection with their capacity as subjects of law and their legal status provided to the Limited Partnership and General Partners are true and accurate, and in case of any change in such materials or information, they will notify the General Partners without delay.

5.4 Withdrawal of Limited Partners

Limited Partners may withdraw from the Partnership by transferring the property shares they hold in the Partnership according to the provisions hereof. Except with the written consent of the General Partners, Limited Partners may not propose withdrawal or reduction in capital contributions. Where any Limited Partner withdraws from the Partnership subject to the written consent of the General Partners, such Limited Partner shall assume appropriate liabilities towards the debts of the Partnership incurred due to any cause arising prior to the withdrawal using the property taken back from the Partnership at the time of its withdrawal.

5.4.1 In case any of the following circumstances occurs to any Limited Partner, such partner shall be deemed to withdraw naturally:

(1)	In the case of a legal person or other organization, the partner has its business revoked according to law, is ordered to close down or declared bankrupt; in the case of a natural person, the partner dies or is declared dead according to law;

(2)	The interests held by the partner in the Partnership are enforced by a competent court;

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

(3)	Other circumstances specified in the Partnership Enterprise Law where the partner is deemed to withdraw from the Partnership naturally.

When any Limited Partner naturally withdraws from the Partnership in accordance with the foregoing stipulations, the Partnership shall not be dissolved therefor.

5.4.2 In the case of a natural person, a Limited Partner dies or declared dead according to law, the successor having legal right of succession to the interests of Partnership enjoyed by the partner shall acquire the capacity as a Limited Partner of the Partnership as of the date when such succession begins. When such circumstance happens, the successor of the Partnership interests shall notify the General Partners in a timely manner, and the Partnership shall go through relevant registration procedures for business changes.

5.5 Change of Status

Under the precondition that there is at least one General Partner in the Partnership, a General Partner may be converted into a Limited Partner subject to the unanimous consent and written resolution of the Partners. Where a General Partner is converted into a Limited Partner, such partner shall still assume unlimited joint and several liability towards the debts incurred during the period when such partner serves as a General Partner.

6. Joining in Partnership

Any partner newly joining in the Partnership shall have the same rights and bear the same responsibilities as the original partners. The specific matters shall be stipulated in the Partnership Admission Agreement separately entered into between the newly admitted partner and the original partners.

7. Delegated Management

The Partnership may commission a fund management enterprise to standardize the management and operation of the Partnership, and the specific matters of delegated management shall be stipulated in the commission contract separately entered into between the Partnership and the specific fund management enterprise.

8. Profit Distribution and Loss Sharing

8.1 Profit Distribution

The Distributable Funds obtained by the Partnership will be distributed in the following manner:

(1)	The profits will be distributed to all the Limited Partners till they recover their Actual Capital Contributions;

(2)	The profits will be distributed to all the General Partners till they recover their Actual Capital Contributions;

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

(3)	The profits will distributed among Shouchuang Huaxia, as a General Partner, Shouchuang Gengyin, as a Limited Partner, and Ninetowns Ronghe Zhihui, as a Limited Partner, at a proportion of 20:5:75.

8.2 Income Tax

In accordance with Individual Income Tax Law and relevant regulations of Tianjin regarding equity investment fund partnerships, the Partnership, as the withholding agent, shall withhold and remit the individual income tax payable by the Limited Partners (in the case of natural persons) to relevant authorities.

8.3 Loss Sharing

When the Partnership suffers any loss, such loss shall be first borne by the General Partners subject to their Subscribed Capital Contributions; the portion of loss in excess of the Subscribed Capital Contributions of the General Partners but lower than the total Subscribed Capital Contribution of the Partnership (if any) shall be borne by all the Limited Partners based on their respective capital contributions, but corresponding Limited Partners investing in different project companies shall respectively bear the investment risks of their investment projects within the scope of their Subscribed Capital Contributions only; any portion of loss in excess of the total Subscribed Capital Contribution of the Partnership (if any) shall be borne by the General Partner.

9. Accounting and Reporting

9.1 Bookkeeping

General Partners shall, during the legal period, maintain account books that comply with the provisions of applicable laws reflect the transaction items of the Partnership, and will serve as the basis for submitting financial statements to the partners.

9.2 Fiscal Year

The fiscal year of the Partnership is the same as its calendar year; the first fiscal year commences from the date of the establishment of the Partnership and ends on December 31 of the same year.

9.3 Annual Report

9.3.1 The General Partners shall submit annual reports and financial statements to the Limited Partners via mail, fax, email or otherwise within two months upon completion of each fiscal year.

9.3.2 The annual reports submitted by the General Partners shall mainly include the summary of the investment activities and the analysis of the financial conditions of the Partnership for the previous year.

9.3.3 The financial statements to be submitted by the General Partners include:

(1)	Balance sheet;

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

(2)	Income statement;

(3)	Cash flow statement;

(4)	The balances of the capital accounts of respective partners in the Partnership and the changes in such balances in the current account year.

Where the Limited Partners holding more than half of the Actual Total Capital Contribution of the Partnership in the aggregate propose that the financial statements of the Partnership should be audited, the General Partners shall decide to retain an audit agency for the annual financial statements in accordance with relevant provisions of Article 4.4.1 hereof.

9.4 Checking Account Books

Limited Partners, after giving five days prior written notice, shall have the right to check and copy the account books of the Partnership by themselves or through an agent, for proper purposes related to the interests of the Partnership held by them.

10. Implementation of Partnership Affairs

10.1 Implementation of Partnership Affairs

10.1.1 The daily operation and management affairs of the Partnership shall be implemented by the General Partners.

10.1.2 The Partners implementing partnership affairs will represent the Partnership and carry out the affairs of the Partnership, while other partners will not implement such affairs of the Partnership. The gains arising from the implementation by relevant partners of the affairs of the Partnership shall belong to the Partners, while the losses and civil liabilities arising therefrom shall be borne by the Partners as provided herein.

10.2 Fund Custody

10.2.1 The Partnership commissions a commercial bank (“Custodian”) to manage all the cash in the account of the Partnership.

10.2.2 Where the Partnership commissions a commercial bank to manage its funds, the Partnership shall follow the procedures specified in the Custody Agreement between the Partnership and the custodian whenever the Partnership makes any cash disbursement.

11. Transfer of Interests

11.1 Transfer of Interests of Limited Partners

11.1.1 Limited Partners may transfer their interests in the Partnership.

11.1.2 The Limited Partners’ transfer of their interests shall comply with provisions of applicable laws and the provisions hereof as well as the separate agreement among relevant parties.

11.2 Transfer of Interests of General Partners

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

11.2.1 If it is indeed necessary for General Partners to transfer their interests in the Partnership due to the replacement, deemed withdrawal, change of status and other special circumstances of the General Partners, and if relevant parties are willing to assume all the responsibilities and obligations of the original General Partners, then such General Partners may transfer all of their interests in the Partnership to the relevant parties subject to the unanimous consent of the Partners.

11.2.2 Except for the transfers conducted according to the express provisions hereof, the General Partners shall not transfer any of their interests in the Partnership in any other way.

11.3 Other Mechanisms

11.3.1 Performance Incentive Mechanism

In order to mobilize the work potentials and initiatives of the Management Team, facilitate the successful realization of the corporate operation goals, the Partnership may formulate an incentive mechanism for excess profits with respect to the Management Team of the General Partners. This incentive mechanism shall come into force subject to the joint execution of the General Partners and the Limited Partners.

11.3.2 Risk Constraint Mechanism

Risk prevention and control is an extremely important step in the process of project investment review conducted by the Partnership. During the process of project investment review, Limited Partners will adopt the risk prevention and control principle characterized by level-by-level risk assessment and elimination as well as one-ballot veto for major risks, and the project investment review procedures of Limited Partners shall be strictly complied with.

11.3.3 Decision-Making Procedures for Investment Operations

The Partnership shall establish an Investment Review Committee to exercise the highest decision-making power with respect to project investment; meanwhile, the Partnership shall establish such professional review teams including legal, financial and marketing review teams in order to carry out various professional reviews of the projects; the Investment Review Committee is the highest decision-maker of project investments and will be in charge of the project assessment, review and the implementation of the finally approved project; the investment departments of Limited Partners will be in charge of the planning and allocation of the resources necessary for the liaison, organization, implementation and project development during the entire process of project review, and shall maintain contact and communications with relevant departments in order to ensure the successful completion of the project review; the professional project review teams (including financial, marketing and legal review teams) will ensure the project feasibility and provide support and control to the entire process of project review under the organization of the investment departments, so as to guarantee the smooth progress of the project review. Investment decision-making procedures shall strictly follow the project investment review processes of Limited Partners.

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

11.3.4 Challenge System for Related Parties

If, during the investment review and management process, the Partnership finds that there is any association between the investee and any General Partner and/or Limited Partner under the provisions of Company Law, then the Partnership shall require the related parties among the General Partners and/or Limited Partners to withdraw and refrain from directly or indirectly participating in investment decision-making and project management.

12. Dissolution and Liquidation

12.1 Dissolution

When any of the following circumstances occurs, the Partnership shall be terminated and liquidated:

(1)	The Partners unanimously agree to terminate and liquidate the Partnership;

(2)	The duration of the Partnership expires and the General Partner decides not to continue the operation;

(3)	All the investments have been realized and the General Partner decides not to continue the operation;

(4)	It is impossible to continue the operation due to Force Majeure;

(5)	The Partnership does not accept any new General Partner when the original General Partners withdraw from the Partnership as provided herein;

(6)	One or several Limited Partners commit serious breach, rendering the Partnership unable to continue its operation;

(7)	The business license of the Partnership is revoked;

(8)	The General Partners decide to terminate the Partnership;

(9)	There arises any other cause for dissolutions as specified in the Partnership Enterprise Law and this Agreement.

12.2 Liquidation

12.2.1 Unless the Partners representing more than two thirds (included) of the total Actual Capital Contributions decide that any person other than the General Partners will serve as the liquidator, the General Partners shall serve as the liquidator.

12.2.2 Following the determination of the liquidator, all the unrealized assets of the Partnership shall be managed by the liquidator; however, if the liquidator is not a General Partner, then the General Partners shall be obligated to help the liquidator realize the unrealized assets. During the liquidation period, the Partnership will no longer pay any management fees or other expenses to the General Partners.

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

12.3 Sequence of Liquidation

12.3.1 At the time of the expiration or termination of the duration of the Partnership, the property of the Partnership shall be liquidated and distributed in the following order:

(1)	Liquidation expenses;

(2)	Salaries, social insurance premium and legal compensations of the staff;

(3)	Outstanding taxes;

(4)	Debts of the Partnership;

(5)	Distributed among the Partners in accordance with the stipulations of Article 8 hereof.

12.3.2 Where the property of the Partnership is insufficient to satisfy the debts of the Partnership, the General Partners shall assume joint and several liquidation liabilities towards the creditors.

13. Force Majeure

13.1 Force Majeure means all the events that arise after the execution of this Agreement but are unforeseeable at the time of execution of this Agreement, the occurrence and consequence of which are unavoidable or insurmountable, and which prevent either party from performing this Agreement in whole or in part, including earthquake, typhoon, flood, fire, war, international or domestic transportation interruption, acts of government or public institutions (including major legal changes or policy adjustments), epidemic disease, civil commotion, strike as well as other events regarded as Force Majeure by general international trade practices. The pure lack of funds on the part of either party is not an event of Force Majeure.

13.2 In case any event of Force Majeure occurs and therefore prevents either party from performing its obligations hereunder, the suspension of performance during the delay caused by such event of Force Majeure shall not be deemed as a breach. The party alleging the occurrence of any event of Force Majeure shall promptly notify the other party in writing and shall furnish sufficient evidence proving the occurrence and continuance of such event of Force Majeure within fifteen days thereafter.

13.3 If any event of Force Majeure happens, the Partners shall immediately consult with each other for the purpose of finding a fair solution and shall make every reasonable effort to minimize the consequence of such event of Force Majeure. In case the occurrence or consequence of the event of Force Majeure causes significant hindrance to the operations of the Partnership for more than six months and the Partners fail to find a fair solution, then such party may propose to withdraw from the Partnership as provided herein. In such case, the General Partners shall approve such party’s demand for withdrawal.

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

14. Dispute Resolution

Any dispute arising out of or in connection with this Agreement shall be first resolved by relevant parties through friendly consultation, failing which, such dispute shall be submitted to the competent court of Chaoyang District, Beijing where this Agreement is executed, for resolution by means of litigation.

15. Miscellaneous

15.1 Notices

15.1.1 Any notice, demand or correspondence to be given hereunder shall be deemed sent or served after being delivered or sent to the following addresses in writing:

(1)	If to the Partnership:

Address: 15/F, Shouchuang Building, No.6 Chaoyangmen North Street,

Dongcheng District, Beijing

Attn: Wang Haiwei

Fax: 010-58383050

Tel: 010-58385566-1509

(2)	If to the General Partner:

Address: 15/F, Shouchuang Building, No.6 Chaoyangmen North Street,

Dongcheng District, Beijing

Attn: Wang Haiwei

Fax: 010-58383050

Tel: 010-58385566-1509

(3)	If to Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership (Limited Partner):

Address: 15/F, Shouchuang Building, No.6 Chaoyangmen North Street,

Dongcheng District, Beijing

Attn: Wang Haiwei

Fax: 010-58383050

Tel: 010-5838566-1509

(4)	If to Beijing Ronghe Zhihui Network Software Services Co., Ltd. (Limited Partner):

Address: 22/F, Ninetowns Group Building, Block A, No.20 East Gongti Road,

Chaoyang District, Beijing

Attn: Zhao Jutao

Fax: 010-65899000

Tel: 010-65899294

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

Any person may change the address at any time by giving a notice to the Partnership and the respective partners.

15.1.2 Except where there is evidence proving the notice has been received in advance, otherwise:

(1)	In the case of hand delivery, the notice shall be deemed served when it is delivered to the address set forth in Article 15.1.1 hereinabove;

(2)	In the case of registered mail, postage prepaid or courier service, the notice shall be deemed served on the tenth working day after posting;

(3)	In the case of airmail, the notice shall be deemed served on the fifth working day after posting; and

(4)	In the case of fax transmission, the notice shall be deemed served when the fax machine of the recipient records the transmission confirmation.

15.2 Annex

The annex hereto shall serve as an integral part hereof and shall have the same legal force as this Agreement. The annex hereto is List of Names, Domiciles and Subscribed Contributions of Partners (the Annex below).

15.3 Entire Agreement

This Agreement shall supersede all previous agreements, offers, promises or memos related to the Partnership and the written or oral agreements in connection with the promotion and establishment of the Partnership.

Any supplemental agreement entered into by the General Partners and corresponding partners with respect to different project investments in accordance with the principles determined herein shall constitute an effective part of this Agreement.

15.4 Severability

If any provision of this Agreement or its applicability to any person or circumstance is found invalid, the remaining provisions hereof or the applicability of such provision to other persons or circumstances shall not be affected.

15.5 Confidentiality

Each party hereto shall maintain the highest level of confidentiality for the business secrets of other parties known to such party due to the negotiation, execution and performance of this Agreement. Limited Partners shall also maintain the highest level of confidentiality for the operation information of the Partnership known to them through financial reports and by other means.

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

15.6 Counterparts

This Agreement is executed in eight originals, one copy for each Limited Partner, one copy for the General Partner, the remaining copies shall be delivered to the General Partner for use of industrial and commercial registration, and the originals shall be equally authentic.

15.7 Effective Date of this Agreement

This Agreement shall initially become effective as of the date when signatories execute it; when this Agreement is modified, the amendments to the Partnership Agreement and the modified Partnership Agreement shall become effective upon execution by the Partners and the Partnership.

15.8 It is forbidden to publicly issue and raise funds in any way.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK. THE

FOLLOWING IS THE SIGNATURE PAGE OF THIS AGREEMENT)

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

Partnership Agreement

Signature Page

General Partner: Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd. (Seal)

(Company Seal)[seal: Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd.]

Legal representative or authorized representative (signature & seal): /s/ Liu Xiaoguang

October 21, 2011

Limited Partner: Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership (seal)

(Company Seal)[seal: Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership]

Legal representative or authorized representative (signature & seal): /s/ Liu Xiaoguang

October 21, 2011

Limited Partner: Beijing Ronghe Zhihui Network Software Services Co., Ltd. (seal)

(Company Seal)[seal: Beijing Ronghe Zhihui Network Software Services Co., Ltd.]

Legal representative or authorized representative (signature & seal):

October 21, 2011

Partnership Agreement for Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership

(Limited Partnership)

Annex: List of Names, Domiciles and Subscribed Contributions of Partners

List of Names, Domiciles and Subscribed Contributions of Partners

No.	Names of Partners	Address	Subscribed Contributions and Time Limit of Actual Payment (RMB: ten thousand)	Limited Partners/ General Partners

1	Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd.	15/F, Shouchuang Building, No.6 Chaoyangmen North Street, Dongcheng District, Beijing	Subscribe for 10 million and actually pay 10 million prior to December 31, 2012	General Partner

2	Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership	15/F, Shouchuang Building, No.6 Chaoyangmen North Street, Dongcheng District, Beijing	Subscribe for 10 million and actually pay 10 million prior to October 31, 2011	Limited Partner

3	Beijing Ronghe Zhihui Network Software Services Co., Ltd.	22/F, Ninetowns Group Building, Block A, 20 East Gongti Road, Chaoyang District, Beijing	Subscribe for 90 million, actually pay 53 million prior to October 31, 2011 and pay the remaining 37 million on October 31, 2013	Limited Partner

Total			11000